Exhibit 99.1

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is granted on 7th day of December 2007 by RECKITT BENCKISER GROUP PLC (a company registered in England and Wales with number 6270876) whose registered office is at 103-105 Bath Road, Slough, Berkshire SL1 3UH, United Kingdom (the “Principal”).

The Principal hereby appoints each of:

WILLIAM RICHARD MORDAN of 399 Interpace Parkway, Parsippany, NJ 07054-1115, USA,

PHILIP HIBBERT of 399 Interpace Parkway, Parsippany, NJ 07054-1115, USA; and

ANDREW BALDRY of 103-105 Bath Road, Slough, Berkshire SL1 3UH, UNITED KINGDOM

to be its true and lawful attorney, for it, and in its name, place and stead, to execute any and all agreements, certificates, instruments and other documents necessary or appropriate to effectuate the purchase of the Adams Respiratory Therapeutics, Inc. business.

The power of attorney hereby granted is non-exclusive and may be revoked or amended forthwith on written notice by the Principal to the Attorney, such notice to be deemed given when signed by an officer of the Principal and addressed and sent by internal mail to the Attorney.

The said power shall terminate automatically upon the Attorney ceasing to be an employee of the Reckitt Benckiser Group of Companies.

This power of attorney shall be governed by, and construed in accordance with, English Law.

IN WITNESS WHEREOF this power of attorney had been duly executed and delivered as a deed the day and year first before written

THE COMMON SEAL OF RECKITT BENCKISER GROUP PLC

Was hereunto affixed in the presence of:

Director /s/ Colin Day

Secretary /s/ Elizabeth Anne Richardson

Attested by:	/s/ Giles R. Shedden
Notary Public
Windsor Homes
Victoria Street
Windsor
Berkshire SL4 1EN
England
01753851591